Exhibit 99.1

Double-Take Software, Inc. Announces Fourth Quarter and Year End 2007 Financial Results

Company Delivers Record Revenue and Earnings

SOUTHBOROUGH, Mass.--(BUSINESS WIRE)--Double-Take Software, Inc. (NASDAQ: DBTK), a leading provider of recovery solutions, today announced its financial results for the fourth quarter and year ended December 31, 2007. Results for the quarter and full year reflect approximately one week of operations from TimeSpring Software Corporation, Inc. (subsequently renamed Double-Take Canada), which was acquired in late December, 2007.

“We are very pleased with our performance for both the fourth quarter and the whole of 2007. We met or exceeded our income and revenue growth targets each quarter throughout the year. During the year we released an important product, Double-Take 5.0: the industry's first Continuous Full-Server Protection and Recovery Technology which clearly differentiates us from our competition. Additionally, we closed the acquisition of TimeSpring which extends Double-Takes recovery approach beyond disaster recovery for catastrophic failures, to operational recovery, such as recovering from routine human errors, said Dean Goodermote, Chairman of the Board and CEO of Double-Take Software, Inc. “During 2007, we also successfully managed price increases averaging about 11.5% across our key markets. We chose the path of bundling additional features and raising prices rather than selling add-on licenses because it leads to higher maintenance revenue from the maintenance rates on higher-value products, and we believe it also gives existing customers more reason to renew their maintenance,” added Goodermote.

Total revenue for the fourth quarter of 2007, which consists of software revenue, maintenance and professional services revenue, increased 23% to $23.5 million from $19.1 million in the fourth quarter of 2006. No revenue was recognized during the quarter from Double-Take Canada.

Software revenue increased 16% to $14.2 million in the fourth quarter of 2007 from $12.2 million in the fourth quarter 2006. Maintenance and professional services revenue increased 36% to $9.3 million in the fourth quarter of 2007 from $6.9 million in the fourth quarter 2006.

Operating expenses for the fourth quarter of 2007 increased 2% to $15.8 million from $15.5 million for the same period in 2006. Included in operating expenses in the fourth quarter of 2007 and 2006 are the following items:

  Stock option expense of $0.7 million in both the fourth quarter of 2007 and 2006.
  Amortization of intangible assets of $0.2 million for both the fourth quarter of 2007 and 2006.

Additionally, the following items are included in general and administrative expense for the fourth quarter of 2006 only:

  Stock option expense of $0.3 million resulting from the vesting of stock options for the former Chief Executive Officer.
  Expense of $3.2 million resulting from the issuance of 269,845 shares to our Chief Executive Officer upon the completion of our Initial Public Offering.
  Expense reduction of $1.2 million resulting from cash received from our former Chief Operating Officer in December 2006 as a result of the settlement of a dispute.

Expenses during the fourth quarter of 2007 from Double-Take Canada were approximately $0.1 million.

Income from operations was $5.5 million in the fourth quarter of 2007 compared to $1.7 million in the fourth quarter of 2006.

The Company recorded an income tax benefit of $0.3 million in the fourth quarter of 2007 compared to tax expense of $0.1 million in the fourth quarter of 2006. During the fourth quarter, the Company reversed the valuation allowance on approximately $2.4 million of deferred tax assets which related to net operating loss carryforwards available to be utilized in 2009. The reversal of the valuation allowance, which increased diluted EPS by $0.10 per share for the fourth quarter, was recorded during the fourth quarter because the Company determined that it would more likely than not generate sufficient profits in 2009 to realize the benefits associated with the net operating loss carryforwards.

Net income attributable to common stockholders totaled $6.3 million, or $0.27 per diluted share including $0.10 per diluted share related to the reversal of the valuation allowance on deferred tax assets, in the fourth quarter of 2007 compared with net income attributable to common stockholders of $0.5 million, or $0.07 per diluted share, in the fourth quarter of 2006.

Income from operations on an adjusted, non-GAAP basis in the fourth quarter of 2007 was $6.2 million compared with $6.0 million in fourth quarter of 2006. Adjusted, non-GAAP net income in the fourth quarter of 2007 was $6.8 million, compared with $6.0 million before accretion and dividends on preferred stock in the fourth quarter of 2006.

Adjusted, non-GAAP net income per diluted share was $0.29 in the fourth quarter of 2007 and includes the effect of the reversal of the valuation allowance on deferred tax assets of $0.10 per diluted share. The company calculates these adjusted non-GAAP income measures by excluding the effects in the respective periods of the non-cash SFAS 123R and other stock-based compensation expenses described as components of Operating Expenses above, net of the related income taxes. An explanation of these non-GAAP financial measures and a reconciliation of these measures to GAAP results are provided in the tables included in this press release, and these measures should only be viewed together with the reconciliation and the further explanation given under “Non-GAAP Financial Measures” below.

For the full year, total revenue increased 36% to $82.8 million for the year ended December 31, 2007, from $60.8 million for the year ended December 31, 2006.

Software revenue for the full year increased 28% to $49.2 million for the year ended December 31, 2007, from $38.4 million for the year ended December 31, 2006. Maintenance and Professional Services revenue increased 50% to $33.6 million for the year ended December 31, 2007, from $22.4 million for the year ended December 31, 2006.

Operating expenses for 2007 increased 25% to $58.0 million from $46.3 million in 2006. Included in operating expenses in 2007 and 2006 are the following items:

  Stock option expense of $2.6 million in 2007 compared to $1.0 million in 2006.
  Amortization of intangible assets of $0.7 million in 2007 compared to $0.4 million in 2006.

Included in general and administrative expense for 2006 only are the following items:

  Stock option expense of $1.2 million resulting from the vesting of stock options for the former Chief Executive Officer.
  Expense of $3.2 million resulting from the issuance of 269,845 shares to our Chief Executive Officer upon the completion of our Initial Public Offering.
  Expense reduction of $1.2 million resulting from cash received from our former Chief Operating Officer in December 2006 as a result of the settlement of a dispute.

Income from operations was $16.6 million for the year ended December 31, 2007 compared with $7.0 million for the same period in 2006.

The Company recorded an income tax benefit of $0.8 million in 2007 compared to tax expense of $0.5 million 2006. During 2007, the Company reversed the valuation allowance on approximately $8.1 million of deferred tax assets which related to net operating loss carryforwards available to be utilized from 2007 through 2009. The first portion of the reversal of the valuation allowance of approximately $5.7 million or $0.25 per diluted share was recorded in the second quarter of 2007 when the Company determined that it would more likely than not generate sufficient profits through 2008 to utilize the benefits associated with its net operating loss carryforwards. The second portion of approximately $2.4 million or $0.10 per share was recorded during the fourth quarter when the Company determined that it would more likely than not generate sufficient profits through 2009 to realize the benefits associated with the net operating loss carryforwards.

Net income attributable to common stockholders was $20.1 million, or $0.87 per diluted share including the $0.35 per diluted share related to the reversal of the valuation allowance on deferred tax assets, versus a net loss of ($0.6) million, or ($0.13) per diluted share for the year ended December 31, 2006.

On an adjusted, non-GAAP basis, income from operations was $19.2 million for the year ended December 31, 2007 compared with $12.4 million for the year ended December 31, 2006. Adjusted, non-GAAP net income was $22.0 million versus $12.2 million before accretion and dividends on preferred stock for the year ended December 31, 2006. The company calculates these adjusted non-GAAP income measures by excluding the effects in the respective periods of the non-cash SFAS 123R and other stock-based compensation expenses. See “Non-GAAP Financial Measures” below.

Cash and short term investments at December 31, 2007 equaled $64.7 million.

The Company is providing its initial guidance for 2008 as follows:

The Company has historically experienced some seasonality in its business with the first quarter being the lowest in terms of software revenue and the fourth quarter being the strongest.

The Company expects revenue for the first quarter of 2008 to be in the range of $21.9 million to $22.5 million. Operating income is expected to be $3.1 million to $3.3 million and adjusted, non-GAAP income per share for the first quarter of 2008 in the range of $0.10 to $0.11 excluding the impact of stock-based compensation charges and using an effective income tax rate of approximately 38%. Weighted average diluted shares are assumed to be approximately 23.4 to 23.5 million shares.

The Company expects full-year 2008 revenue to be in the range of $100.6 million to $103.0 million. Operating income is expected to be $20.6 million to $21.6 million and adjusted, non-GAAP income per share for full year 2008 in the range of $0.63 to $0.65 excluding the impact of stock based compensation charges and using an effective tax rate of approximately 38% and weighted average diluted shares assumed to be approximately 23.6 to 23.7 million. See “Non-GAAP Financial Measures” and “Important Note to Investors” below.

Non-GAAP Financial Measures

Double-Take Software, Inc. has provided in this press release adjusted financial information that has not been prepared in accordance with generally accepted accounting principles, or GAAP. These non-GAAP financial measures are identified above as “adjusted, non-GAAP” measures. Double-Take Software, Inc. uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. Double-Take Software, Inc. believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing its financial results with other companies in Double-Take Software, Inc.’s industry, many of which present similar non-GAAP financial measures to investors. The historical non-GAAP financial measures presented above exclude the following items required to be included by GAAP: non-cash stock-based compensation charges, and non-cash charges for stock issued to an executive officer. The Company’s expectations for adjusted, non-GAAP income and income per share for the first quarter of 2008 and full-year 2008 exclude the impact of stock-based compensation charges, the amount and significance of which, because of the information and assumptions underlying those charges, cannot readily be determined at this time.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of historic non-GAAP financial measures presented above to GAAP results has been provided in the financial statement tables included in this press release.

Conference Call Information

Double-Take Software, Inc. will discuss these financial results in a conference call at 4:30 p.m. EST, today. The public is invited to listen to a live web cast of Double-Take Software, Inc.’s conference call on the investor relations section of the company website at www.doubletake.com. For those who are unable to participate in the live conference call, an audio replay will be available until February 8, 2008 at 11:59 p.m. EST. To access the audio replay, dial 888-203-1112 or 719-457-0820 and enter confirmation code 6194517. A web cast replay of the call will be available on the investor relations section at www.doubletake.com approximately two hours after the conclusion of the call and will remain available for 90 days.

About Double-Take® Software

Headquartered in Southborough, Massachusetts, Double-Take® Software (Nasdaq: DBTK) is a leading provider of affordable software for recoverability, including continuous data replication, application availability and system state protection. Double-Take Software products and services enable customers to protect and recover business-critical data and applications such as Microsoft Exchange, SQL, and SharePoint in both physical and virtual environments. With its unparalleled partner programs, technical support, and professional services, Double-Take Software is the solution of choice for more than ten thousand customers worldwide, from SMEs to the Fortune 500. Information about Double-Take Software’s products and services can be found at www.doubletake.com.

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases that say Double-Take or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All forward-looking statements are inherently speculative, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in forward-looking statements. These risks and uncertainties include those set forth from time to time in our filings with the Securities and Exchange Commission. We are under no obligation, and do not undertake any duty, to update these forward looking statements at any time.

(C) Double-Take Software. All rights reserved. Double-Take, GeoCluster, and NSI are registered trademarks of Double-Take Software, Inc. Balance, Double-Take for Virtual Systems and Double-Take ShadowCaster are trademarks of Double-Take Software, Inc. Microsoft, Windows, and the Windows logo are trademarks or registered trademarks of Microsoft Corporation in the United States and/or other countries.

Double-Take Software, Inc.
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31,
	2007	2006

ASSETS

Current assets:
Cash and cash equivalents	$25,748	$55,170
Short term investments	38,977	-
Accounts receivable, net	18,171	12,676
Inventory	-	14
Prepaid expenses and other current assets	5,019	2,210
Deferred tax assets	3,184	-
Total current assets	91,099	70,070

Property and equipment, net	4,184	3,000
Customer relationships, net	1,540	1,993
Marketing relationships, net	1,593	1,842
Technology related intangibles, net	1,928	-
Goodwill	11,408	-
Other assets	149	121
Long-term deferred tax assets	2,705	-
Total assets	$114,606	$77,026

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	1,983	2,217
Accrued expenses	7,396	6,845
Accrued purchase price payable	-	1,425
Other liabilities	751	135
Deferred revenue	24,162	16,774
Total current liabilities	34,292	27,396

Long-term deferred revenue, less current portion	4,485	3,977
Long-term deferred rent, less current portion	272	406
Long-term capital lease obligations, less current portion	13	17

Stockholders' equity	75,544	45,230

Total liabilities and stockholders' equity	$114,606	$77,026
Double-Take Software, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue:
Software licenses	$14,176	$12,178	$49,169	$38,418
Maintenance and professional services	9,348	6,875	33,599	22,422
Total revenue	23,524	19,053	82,768	60,840

Cost of revenue:
Software licenses	195	26	411	1,355
Maintenance and professional services	2,035	1,767	7,827	6,193
Total cost of revenue	2,230	1,793	8,238	7,548

Gross profit	21,294	17,260	74,530	53,292

Operating expenses:
Sales and marketing	8,189	6,620	28,872	22,211
Research and development	3,140	2,930	11,896	10,679
General and administrative	3,856	5,453	14,863	11,824
Depreciation and amortization	639	519	2,346	1,613
Total operating expenses	15,824	15,522	57,977	46,327

Income from operations	5,470	1,738	16,553	6,965

Other income, net	612	61	2,736	284

Income before income taxes	6,082	1,799	19,289	7,249

Income tax expense (benefit)	(258)	91	(789)	494

Net income	6,340	1,708	20,078	6,755

Less: accretion on preferred redeemable shares	-	(496)	-	(4,496)
Less: dividends on preferred redeemable shares	-	(667)	-	(2,830)

Net income (loss) attributable to common stockholders	$6,340	$545	$20,078	($571)

Net income (loss) attributable to common stockholders per share:
Basic	$0.29	$0.09	$0.94	($0.13)
Diluted	$0.27	$0.07	$0.87	($0.13)

Weighted-average number of shares used in per share amounts:
Basic	21,865	5,826	21,332	4,306
Diluted	23,231	8,207	23,027	4,306
Double-Take Software, Inc.
Consolidated Statements of Cash Flows
(In thousands, except per share data)
(Unaudited)

	Year ended
	December 31,
	2007	2006

Cash flows from operating activities:
Net Income	$20,078	$6,755
Adjustments to reconcile net income to net cash provided
by (used in) operating activities:
Depreciation	1,636	1,189
Amortization of intangible assets	710	424
Provision for doubtful accounts	19	200
Stock option expense	2,621	2,215
Issuance of restricted shares	-	3,241
Issuance of Series C Preferred shares to management	-	103
Deferred income taxes	(5,889)	-

Changes in:
Accounts receivable	(4,840)	(1,939)
Prepaid expenses and other assets	(1,128)	(1,684)
Inventories	14	328
Other assets	(20)	(2)
Accounts payable and accrued expenses	(349)	(2,159)
Other liabilities	582	(887)
Deferred revenue	7,079	5,867
Net cash provided by operating activities	$20,513	$13,651

Cash flows from investing activities:
Purchase of property and equipment	(2,340)	(2,050)
Purchase of short term investments	(65,179)	-
Sales of short term investments	26,445	-
Acquisition, net of cash acquired	(16,232)	(2,073)
Cash flows used in investing activities	(57,306)	(4,123)

Cash flows from financing activities:
Proceeds from public offering, net of expenses	1,125	48,319
Proceeds from exercise of stock options	1,590	453
Return of capital to Series B shareholders	-	(10,225)
Repurchase of common stock from CEO	-	(1,343)
Excess tax benefits from stock based compensation	4,895	-
Payments on capital lease obligation	(17)	(11)
Net cash provided by (used in) financing activities	7,593	37,193

Effect of exchange rate changes on cash and cash equivalents	(222)	108
Net increase (decrease) in cash and cash equivalents	(29,200)	46,721
Cash and cash equivalents - beginning of period	55,170	8,341
Cash and cash equivalents - end of period	$25,748	$55,170
Double-Take Software, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Non-GAAP financial measures and reconciliation:

GAAP income from operations	$5,470	$1,738	$16,553	$6,965
Add: noncash stock option expense (1)	726	701	2,621	1,018
Add: noncash stock option expense for former CEO (2)	-	329	-	1,198
Add: noncash stock granted to CEO (3)	-	3,241	-	3,241
Non-GAAP income from operations	$6,196	$6,009	$19,174	$12,422

GAAP net income prior to accretion and dividends on convertible preferred shares	$6,340	$1,708	$20,078	$6,755
Add: noncash stock option expense, net of income taxes (1)	465	701	1,896	1,018
Add: noncash stock option expense for former CEO (2)	-	329	-	1,198
Add: noncash stock granted to CEO (3)	-	3,241	-	3,241
Non-GAAP net income prior to accretion and dividends on convertible preferred shares in 2006	$6,805	$5,979	$21,974	$12,212

Non-GAAP income per share (4):
Basic	$0.31		$1.03
Diluted	$0.29		$0.95

Weighted-average number of shares used in per share amounts:
Basic	21,865		21,332
Diluted	23,231		23,027

Footnotes to Adjustments

(1) Represents noncash stock compensation charge associated with stock option grants as follows:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Stock option expense by line item:
Cost of maintenance and professional services	$61	$68	$190	$118
Sales and marketing	143	137	451	242
Research and development	97	152	280	267
General and administrative	425	344	1,700	391
	$726	$701	$2,621	$1,018

(2) Represents noncash stock-based compensation charges associated with vesting options for the former CEO.

(3) Represents noncash stock-based compensation charge associated with the grant of common shares to the CEO upon consummation of the initial public offering.

(4) Presentation of non-GAAP net loss per share prior to accretion and dividends on preferred shares for 2006 has not been made because the effect would be anti-dilutive. For the three months ended December 31, 2006, non-GAAP income per share excluding stock based compensation but including accretion and dividends on preferred shares would have been $0.59 per share. For the year ended December 31, 2006, non-GAAP income per share excluding stock based compensation but including accretion and dividends of preferred shares would have been $1.13 per share.

CONTACT:
Double-Take Software, Inc.
S. Craig Huke, 317-572-1857
Chief Financial Officer
investor@doubletake.com
or
Sapphire Investor Relations, LLC
Erica Mannion, 212-766-1800
Investor Relations
investor@doubletake.com